Exhibit 16.2

February 27, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C.  20549

Ladies and Gentlemen:

We have read MJ Holdings, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 27, 2019, and we agree with such statements, except that we cannot agree or disagree with the Company’s statements that they have engaged Marcum, LLP, to serve as the Company’s independent registered public accounting firm or any such communications between the Company and Marcum, LLP.

/s/ Prager Metis CPAs, LLC

Basking Ridge, New Jersey